September 26, 1996



Mr. Michael Jones, CCTS
Assistant Vice President
First Trust National Association
601 Union Street, Suite 2120
Seattle, WA 98101

Subject:          Request for Execution and Delivery of CoBank-4 Bond

Dear Mr. Jones:

Enclosed are the following original documents, including attachments, in connection with the CoBank-4 bond in the amount of $23,500,000:

                  Opinion of Counsel,
                  Board Resolution,
                  First Mortgage Bond,
                  Certificate as to Bondable Additions No. 4,
                  Available Margins Certificate, and
                  Officers Certificate.

I have also enclosed a set of these documents for your files. Please execute the bond and deliver it to the attention of John McFarlane at CoBank, P.O. Box 5110, Denver, Colorado 80217. Would you also please provide Chugach a copy of the executed bond for our files.

Thank you for your assistance in this transaction.

Sincerely,


/s/ Evan J. Griffith, Jr.
Evan J. Griffith, Jr.
Executive Manager, Finance & Planning

Enclosures                                                       Bond/letter

First Trust National Association, as Trustee
September 26, 1996
Page 2








September 26, 1996



First Trust National Association, as Trustee
601 Union Street, Suite 2120
Seattle, Washington  98101

Attention:  Michael Jones, Trust Officer

Re: Opinion of Counsel and Title Evidence in connection with issuance of First Mortgage Bond, CoBank Series

Ladies and Gentlemen:

This  letter  constitutes  the opinion of General  Counsel for Chugach  Electric
Association, Inc. ("Chugach") pursuant to Sections 5.01C, 5.01E, 5.02(5), 5.02(6), 5.02(7) and 5.03D of the Indenture of Trust dated as of September 15, 1991 between Chugach and First Trust National Association, successor-in-interest to Security Pacific Bank Washington, N.A., as Trustee (the "Trustee") (as amended by the First, Second, Third, Fourth, Fifth and Sixth Supplemental Indentures thereto, dated March 17, 1993, May 19, 1994, June 29, 1994, March 1, 1995, September 6, 1995, and April 3, 1996 respectively, the "Indenture of Trust") and the terms used in this opinion shall have the meanings established therein. I have based my opinion on my review of the following records and documents associated with the issuance of a First Mortgage Bond, CoBank Series in the original principal amount of $23,500,000 Dollars (the "Bond") pursuant to the Third Supplemental Indenture of Trust dated June 29, 1994 (the "Third Supplemental Indenture"), which review is in my opinion sufficient to enable me to express an informed opinion on the matters discussed in this letter:

         The Bond;

         Indenture of Trust;

         Credit Agreement between Chugach and National Bank for Cooperatives (predecessor to CoBank, ACB)("CoBank") dated June 22, 1994;

         Board Resolution dated April 3, 1996, authorizing the issuance of a First Mortgage Bond to CoBank pursuant to the Third Supplemental Indenture;

         Officers' Certificate dated September 26, 1996, signed by the General Manager

First Trust National Association, as Trustee
September 26, 1996
Page 3


         and the Executive Manager, Finance and Planning;

         Available Margins Certificate dated September 26, 1996;

         Certificate as to Bondable Additions No. 4 dated September 26, 1996;

         The articles of incorporation of Chugach (including all amendments thereto); and

         The bylaws of Chugach as in effect on the date hereof.

Based on my review of the above records and my knowledge of Chugach as General Counsel, I am of the opinion that:

         (1) no tax, recording or filing law requirements apply to the issuance of the Bond;
         (2) no authorization, approval or consent by any Federal, state or other governmental regulatory agency is required for the issuance of the Bond;

         (3) all conditions precedent provided for in the Indenture of Trust relating to the authentication and delivery of the Bond to CoBank have been complied with;

         (4) the Bond, when executed by Chugach and authenticated and delivered by the Trustee and when issued by Chugach will be the legal, valid and binding obligation of Chugach enforceable in accordance with its terms and the terms of the Indenture of Trust (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles) and entitled to the benefits of and secured by the lien of the Indenture of Trust equally and ratably with all other Outstanding Secured Bonds;

         (5) none of the Trust Estate is subject to any Prior Lien other than Prior Liens permitted by Section 14.06 of the Indenture of Trust;

         (6) no instruments, other than the Indenture of Trust, are necessary to vest in the Trustee as a part of the Trust Estate all right, title and interest of Chugach in and to all Property Additions to which the Certificate as to Bondable Additions refers;

         (7) with respect to all Property Additions to which the Certificate as to Bondable Additions refers that are located or constructed on, over or under public highways, rivers, waters or other public property, Chugach has the lawful right under permits or franchises granted by a governmental body having jurisdiction in the premises or by law to maintain and operate such Property Additions for an unlimited, indeterminate or indefinite period of time

First Trust National Association, as Trustee
September 26, 1996
Page 4


or for the period, if any, specified in such permit, franchise or law, and to remove such property at the expiration of the period covered by such permit, franchise or law, or the terms of such permit, franchise or law require any public authority having the right to take over such property to pay fair consideration therefor.

         (8) Chugach has corporate power to own and operate all Property Additions to which the Certificate as to Bondable Additions refers;

         (9) the Indenture of Trust is a lien upon all Property Additions described in the Certificate as to Bondable Additions (except such as have been Retired) free and clear of any Prior Liens except to the extent otherwise provided in Section 6.02D(2) of the Indenture of Trust;

         (10) the documents which have been or are herewith delivered to the Trustee conform to the requirements of the Indenture of Trust for an Application for the authentication and delivery of the Bond and, upon the basis of the Application, all conditions precedent provided for in the Indenture of Trust relating to authentication and delivery of the Bond have been complied with;

         (11) Chugach has title to the Property Additions described in the Certificate as to Bondable Additions (except as have been Retired), free and clear of any Prior Liens (except to the extent otherwise permitted by the proviso to Section 6.02D(2) of the Indenture of Trust and except for Permitted Encumbrances), and Chugach has duly obtained any easements or rights-of-way which are described in the Certificate as to Bondable Additions, subject only to Permitted Encumbrances; and

         (12) to the extent Chugach's Application for authentication and delivery of the Bond is based on satisfaction of the conditions described in
Section 5.03 of the Indenture of Trust, the evidence of repurchase of Bonds that has been delivered to the Trustee conforms to the requirements of the Indenture of Trust and, upon the basis of the relevant Application, the conditions precedent to authentication and delivery of the Bond under Article Five of the Indenture of Trust have been satisfied.

Pursuant to the definition of "Title Evidence" contained in Section 1.01 of the Indenture of Trust, each of the foregoing opinions to the effect that Chugach has title to any portion of the Trust Estate shall be deemed to be an opinion only that Chugach has such title as in my opinion is satisfactory for the use thereof in connection with its operations and is qualified by and subject to any irregularity or deficiency in the record evidence of title which, in my opinion, can be cured by proceedings within the power of Chugach or does not substantially impair the usefulness of such property for the purposes of Chugach.

This opinion is limited to the federal laws of the United States of America and the laws of the State of Alaska, and I disclaim any opinion as to the laws of any other jurisdiction.

This opinion is rendered to you in connection with the issuance of the Bond and is solely for your benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity without my prior written consent. I disclaim any obligation to advise you of any change of law that occurs, or any facts of which I become aware, after the date of this opinion.

Sincerely,

CHUGACH ELECTRIC ASSOCIATION, INC.

/S/ Donald W. Edwards

Donald W. Edwards
General Counsel













I:\cobnk235.ltr

         WHEREAS, the Board of Directors has previously approved and Chugach Electric Association, Inc. ("Chugach") has entered into a Third Supplemental Indenture of Trust dated as of June 29, 1994 between Chugach and Seattle-First National Bank ("Third Supplemental Indenture") amending and supplementing that Indenture of Trust dated as of September 15, 1991 (as heretofore amended, the "Indenture") and establishing a new series of bonds to be designated First Mortgage Bonds, CoBank Series, to be issued to Cobank, ACB (successor by merger to National Bank for Cooperatives ("CoBank") pursuant to a Credit Agreement dated June 22, 1994 from time to time to secure advances made by CoBank;

         WHEREAS, it is in the best interest of Chugach for the Board of Directors to authorize the issuance of a bond to CoBank under the Third Supplemental Indenture for the purpose of securing indebtedness for $23,500,000.00.

         NOW THEREFORE BE IT RESOLVED, that the Board of Directors hereby requests the authentication and delivery of a First Mortgage Bond, CoBank Series (designated CoBank- 4), in the principal amount of $23,500,000.00, under Sections 5.02 and 5.03 of the Indenture;

         BE IT FURTHER RESOLVED, that the President, Vice President, Treasurer, Secretary, General Manager and Executive Managers of Chugach, or any of them (the "Officers and Managers") are and each of them hereby is, authorized, empowered and directed, for and on behalf of Chugach, to execute and deliver, 1) the First Mortgage Bond, CoBank Series, in the amount of $23,500,000.00, to bear interest at the CoBank Fixed Rate Option in substantially the form attached hereto, and 2) any Company Request, Application, Company Order or other document or instrument that such person deems necessary or desirable in connection with the issuance of such bond;

         BE IT FURTHER RESOLVED, that the execution by such Officers and Managers of the said Bond, instrument or other document and the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from Chugach.



                                  Certification

I, Mary Minder , do hereby certify that I am Secretary of Chugach Electric Association, Inc. an electric non-profit cooperative membership corporation organized and existing under the laws of the State of Alaska; that the foregoing is a complete and correct copy of a resolution adopted at a meeting of the Board of Directors of this corporation, duly and properly called and held on the 25th day of September , 19 96; that a quorum was present at the meeting; that the resolution is set forth in the minutes of the meeting and has not been rescinded or modified.

IN WITNESS WHEREOF,  I have hereunto  subscribed my name and affixed the seal of this corporation this 25th day of September , 1996.
                                                               /s/ Mary Minder
(Seal)                                                              Secretary

         THIS FIRST MORTGAGE BOND, CoBANK SERIES, HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER SUCH ACT OR IN RELIANCE UPON AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

                       Chugach Electric Association, Inc.
                 First Mortgage Bond, CoBank Series, Due 6/15/22

No. CoBank-4                                                    $23,500,000.00

         Chugach Electric Association, Inc., an Alaska electric cooperative (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CoBank (the "Lender"), or registered assigns, (1) the principal sum of $23,500,000.00 Dollars, (2) interest (computed on the basis of a 360 day year) thereon, from the date of issuance, at the rate or rates hereafter provided for, which interest shall be payable on each Regular Interest Payment Date with respect to the principal balance Outstanding from time to time during the calendar month most recently ended prior to such Regular Interest Payment Date, and (3) a Redemption Premium in the amounts (if any) hereinafter provided. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture described on the reverse hereof, be paid to the Person in whose name this Bond (or one or more predecessor Bonds) is registered at the close of business on the Regular Record Date (as defined below) for such interest. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may be paid to the Person in whose name this Bond (or one or more Predecessor Bonds) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Bonds of this series not less than 10 days prior to such Special Record Date.

         Payments of the principal of (and premium, if any) and interest on this Bond shall be made to the Holder hereof by wire transfer of immediately available funds. Wire transfers will be made to ABA #307088754 for advice to and credit of CoBank (or to such other account as the Holder hereof may designate by notice) and shall be in time to be received prior to 1:00 p.m., Alaska time, on the date each payment is due.

         This Bond will mature on the date stated above. Interest only shall be due until the first Principal Payment Date. The principal amount of this Bond shall be repaid in accordance with the following amortization schedule:

                 Date 06/15/03 Principal Amount Due $ 452,151
                 Date 06/15/04 Principal Amount Due $ 493,500
                 Date 06/15/05 Principal Amount Due $ 538,616
                 Date 06/15/06 Principal Amount Due $ 587,859
                 Date 06/15/07 Principal Amount Due $ 641,586
                 Date 06/15/08 Principal Amount Due $ 700,156
                 Date 06/15/09 Principal Amount Due $ 764,198
                 Date 06/15/10 Principal Amount Due $ 834,071
                 Date 06/15/11 Principal Amount Due $ 910,311
                 Date 06/15/12 Principal Amount Due $ 993,458
                 Date 06/15/13 Principal Amount Due $1,084,319 Date 06/15/14 Principal Amount Due $1,183,431 Date 06/15/15 Principal Amount Due $1,291,513 Date 06/15/16 Principal Amount Due $1,409,641 Date 06/15/17 Principal Amount Due $1,538,443 Date 06/15/18 Principal Amount Due $1,679,084 Date 06/15/19 Principal Amount Due $1,832,552 Date 06/15/20 Principal Amount Due $2,000,011 Date 06/15/21 Principal Amount Due $2,182,809 Date 06/15/22 Principal Amount Due $2,382,291

         Reference is hereby made to the further provisions of this Bond set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Bond shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Company has caused this Bond to be duly executed.

Dated:         September 26, 1996            CHUGACH ELECTRIC ASSOCIATION, INC.
      --------------------------------------


Attest:          /s/  Mary Minder       By:   /s/ Eugene N. Bjornstad
                  Secretary                        Authorized Officer

         This Bond is one of a duly authorized issue of Bonds of the Company designated as its "First Mortgage Bonds" (herein called the "Bonds"), issued and to be issued in one or more series under, all equally and ratably secured by, an Indenture of Trust, dated as of September 15, 1991, (herein together with the First Supplemental Indenture of Trust, dated as of March 17, 1993, the Second Supplemental Indenture of Trust dated as of May 19, 1994, the Third Supplemental Indenture of Trust dated as of June 29, 1994, the Fourth Supplemental Indenture of Trust dated as of March 1, 1995, the Fifth Supplemental Indenture of Trust dated as of September 6, 1995, and the Sixth Supplemental Indenture of Trust dated as of April 3, 1996, called the "Indenture"), between the Company and First Trust National Association (successor-in-interest to Security Pacific Bank Washington, N.A.), as trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the description of the properties thereby mortgaged, pledged and assigned, the nature and extent of the security and the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Bonds and of the terms upon which the Bonds are, and are to be, authenticated and delivered. This Bond is one of the series and maturity designated on the face hereof, limited in aggregate principal amount to the Maximum Amount (as defined below) at any one time outstanding.

         This Bond is subject to  redemption  at any time,  upon at least twenty
(20) Business Days (as hereinafter defined) notice to the Holder hereof, as a whole or in part in multiples of $1,000, at the election of the Company, at a Redemption Price equal to 100% of the principal amount being redeemed plus the Redemption Premium (as defined below), if any, with respect to the principal amount hereof being redeemed, together with accrued interest to the Redemption Date on the principal amount being redeemed, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holder of this Bond, or one or more Predecessor Bonds, of record at the close of business on the relevant Record Dates.

         The Company has selected the Fixed Rate Option set forth in (B) below for an initial period of 30 days at an interest rate of 6.30000 % per annum:

                  (A) Variable Rate Option. Except as provided below, the unpaid principal balance of this CoBank Bond shall bear interest at a rate per annum equal at all times to the National Variable Rate (as hereinafter defined) plus 25 basis points. For purposes hereof, the National Variable Rate shall mean the rate of interest established by CoBank from time to time as its National Variable Rate. The National Variable Rate is intended by CoBank to be a reference rate, and CoBank may charge other borrowers rates at, above, or below that rate. Any change in the National Variable Rate shall take effect on the date established by CoBank as the effective date of such change, and CoBank agrees to notify the Company promptly after any change in the rate.

                  (B) Fixed Rate Option. From time to time at the request of the Company, the rate of interest charged on this CoBank Bond may be fixed at a rate to be quoted by CoBank in its sole and absolute discretion. Under this option, individual amounts may be fixed for periods ranging from thirty (30) days to the life of the CoBank Bond, and the minimum aggregate principal amount of CoBank Bonds on which the interest rate may be fixed at any one time shall be $100,000. However, rates may only be fixed for periods which expire on a Business Day, and shall take into account repayments of principal in accordance with the amortization schedule. Upon the expiration of any fixed rate period, interest shall automatically accrue at the rate set forth in (A) above, unless the amount fixed is repaid or the Company fixes the rate for an additional period.

         Until the principal hereof is completely repaid whether by reason of maturity or redemption, interest on this Bond not theretofore paid shall be payable, in arrears, on each Interest Payment Date with respect to the principal balance outstanding from time to time during the Interest Period to which such Interest Payment date relates. Interest shall be calculated on the actual number of days this Bond is outstanding on the basis of a year consisting of 360 days. In calculating interest, the first day of each period for which interest is calculated shall be included and the day on which interest is paid shall be excluded.

         If prior to maturity of this Bond the Company fails to make any payment required to be made hereunder or under the terms of the Credit Agreement, then at the Holder's option in each instance, such payment shall bear interest from the date due to the date such amount is paid in full at the Default Rate (as hereafter defined). After maturity, whether by reason of acceleration or otherwise, the entire indebtedness under this Bond shall automatically bear interest at the Default Rate. All interest provided for in this provision shall be payable on demand.

         If an Event of Default with respect to the Bonds shall occur and be continuing, the principal of the Bonds may be declared due and payable in the manner and with the effect provided in the Indenture.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Bonds under the Indenture at any time by the Company with the consent of the Holders of a majority in aggregate principal amount of Bonds of all series at the time outstanding affected by such modification. The Indenture also contains provisions permitting the Holders of a majority in principal amount of Bonds at the time Outstanding, on behalf of the Holders of all Bonds to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Bond shall be conclusive and binding upon such Holder and upon all future Holders of this Bond and of any bond issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Bond.

         No reference herein to the Indenture and no provisions of this Bond or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Bond at the times, places and rates, and in the coin or currency, herein provided.

         Pursuant to Section 34.20.160 of the Alaska Statutes, notice is hereby given that the Company is personally obligated and fully liable for the amount due under this Bond and the Holder of this Bond has the right to sue on this Bond and obtain a personal judgment against the Company for satisfaction of the amount due hereunder either before or after a judicial foreclosure of the lien of the Indenture under Sections 09.45.170 through 09.45.220 of Alaska Statutes.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Bond is registrable in the Bond Register. Upon surrender of this Bond for registration of transfer at the office or agency of the company in Anchorage, Alaska, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Bond
Registrar duly executed by the Holder hereof or the Holder's attorney duly authorized in writing, one or more new Bonds of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The Bonds of this series are issuable only in registered form without coupons in denomination of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Bonds of this series are exchangeable for a like aggregate principal amount of Bonds of this series of a different authorized denomination, but of the same maturity and interest rate or interest rate formula, as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Bond for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Bond is registered as the owner hereof for all purposes, whether or not this Bond is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         As used herein, the term:

         "Business Day" means any day on which CoBank and the Trustee are open for business.

         "CoBank"  means  CoBank,   ACB  (as  successor  to  National  Bank  for
Cooperatives by virtue of merger).

         "CoBank Bond" means a First Mortgage Bond, CoBank Series.

         "Credit Agreement" means that Credit Agreement secured hereby dated as of June 22, 1994, between CoBank and the Company, as the same may be amended from time to time, or such other Credit Agreement as may hereafter exist between CoBank and the Company relating to the issuance of CoBank Bonds.

         "Default Rate" means 4% per annum in excess of the rate or rates that would otherwise be in effect.

         "Interest Payment Date" with respect to any CoBank Bond means a Regular Interest Payment Date with respect to such Bond.

         "Interest Period" means a calendar month.

         "Maturity Date" with respect to this CoBank Bond means the due date set forth on the face hereof.

         "Maximum Amount" of CoBank Bonds means Eighty Million Dollars ($80,000,000).

         "National Variable Rate" shall mean the rate of interest established by CoBank from time to time as its National Variable Rate. The National Variable Rate is intended by CoBank to be a reference rate, and CoBank may charge other borrowers rates at, above, or below that rate.

         "Principal Payment Date" with respect to this CoBank Bond means each date on which a payment of principal is required to be made on this CoBank Bond pursuant to the amortization schedule set forth on the face hereof.

         "Redemption Premium" with respect to this CoBank Bond means the premium due upon the redemption or repricing of any portion of this CoBank Bond then subject to a fixed rate of interest calculated by CoBank in accordance with its methodology and equal to the present value of the difference between: (A) the amount of interest which would have accrued on such portion during the remainder of the applicable fixed rate period; less (B) the amount of interest that CoBank would earn if such portion were reinvested for the remaining fixed rate period in U.S. Treasury obligations having a weighted average life approximately equal to the remaining fixed rate period. For the purpose of calculating present value, the discount rate will be the rate of interest accruing on the U.S. Treasury obligations selected in (B) above.

         "Regular Interest Payment Date" with respect to this CoBank Bond means the 20th day of each calendar month.

         "Regular Record Date" for the payment of interest on this CoBank Bond payable, and punctually paid or duly provided for, on any Interest Payment Date means the last day (whether or not a Business Day) of the calendar month next preceding such Interest Payment Date.

         All other capitalized terms used in this Bond shall have the meanings assigned to them in the Indenture.

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION
                                FOR CoBANK BONDS

         This is one of the Bonds of the series designated therein referred to in the within-mentioned Indenture.

                                              FIRST TRUST NATIONAL ASSOCIATION;
                                     a national banking association, as Trustee
                                                By: /S/   Michael A. Jones
                                                Authorized Signatory

                   CERTIFICATE AS TO BONDABLE ADDITIONS NO. 4
        (Re Application for Authentication and Delivery of Bond CoBank-4)

         Pursuant to Section 5.02 of the Indenture of Trust dated as of September 15, 1991 from Chugach Electric Association, Inc. (the "Company") to Security Pacific Bank Washington, N.A., as trustee, as modified and supplemented by Supplemental Indentures No. 1, 2, 3, 4, 5 and 6 thereto dated March 17, 1993, May 19, 1994, June 29, 1994, March 1, 1995, September 6, 1995 and April 3, 1996,
respectively (the "Indenture"), and in connection with the Company's request for authentication and delivery of an additional Bond No. CoBank-4, the undersigned hereby make this Certificate of Bondable Additions. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Indenture.

(a) The balance of Bondable Additions stated in item 9 of the most recent (April 30, 1996) Summary of Certificate as to Bondable Additions heretofore filed with the Trustee as the balance of Bondable Additions to remain after the action then applied for, is $56,452,121 (item 1 in the Summary of Certificate as to Bondable Additions set forth below (the "Summary")).

(b) The Amount (item 2 in the Summary) of Property Additions, not described in any previous Certificate as to Bondable Additions, acquired during the period from January 1, 1996 through July 31, 1996, is $6,407,309. Such Property Additions are described in reasonable detail on Attachment 1 hereto, and:

         i) have not been included in any previous Certificate as to Bondable Additions;

         ii) do not include Acquired Facilities or assets acquired and paid for in whole or in partthrough the transfer or delivery of securities or other property; and

         iii) are listed in Attachment 1 at Cost, which in the opinion of the undersigned is equal to their Fair Value to the Company.

(c) The aggregate amount (item 3 in the Summary) of all Retirements during the period from January 1, 1996, through July 31, 1996, is $1,806,510.

(d)      There are no credits (item 4 of the Summary) against Retirements.

(e) The excess (item 6 in the Summary) of the Amount of Property Additions shown in (b) above (item 2 of the Summary) over the net amount of Retirements (item 5 of the Summary) is $4,600,799, which is the amount of the net Bondable Additions now being certified.

(f)      The sum (item 7 of the Summary) of the amount shown pursuant to clause
         (a) above (item 1) and the net amount of Bondable Additions now being certified shown in clause (e) (item 6) above is $61,052,920.

(g) The total amount (item 8 in the Summary) of Bondable Additions being used in connection with authentication and delivery of the additional Bond whose authentication and delivery are now being applied for under
         Section 5.02 of the Indenture is calculated as the bonds currently being applied for less the bonds repurchased in June and September, 1996 times 110% or ($23,500,000 - 21,200,000) x 110% = $2,530,000.

(h) The balance (item 9 in the Summary) of the Bondable Additions that will remain after the granting of the Application now being made is $58,522,920.

(i)      With respect to the Property Additions described in this Certificate:

         i) such Property Additions are desirable in the conduct of the business of the Company;

         ii) the allocation of the Cost to the Company of such Property Additions to each account is, in the opinion of the undersigned, proper; and

         iii) the balance of the Bondable Additions to remain after the action applied for plus the Cost to the Company or the Fair Value to the Company, whichever is less, of uncertified Property Additions is at least equal to the aggregate amount of uncertified Retirements.

(j) The allowances or charges (if any) for interest, taxes, engineering, legal expenses, superintendence, insurance, casualties and other items during construction (or in connection with the acquisition of Property Additions) which are included in the Cost to the Company of such of the Property Additions described in this Certificate as were constructed or acquired by or for the Company have been charged and are properly chargeable to fixed plant accounts in accordance with Accounting Requirements and are, in the opinion of the signers, proper in respect of the Property Additions specified;

(k) No portion of the Cost to the Company of the Property Additions described in this Certificate should properly have been charged to maintenance or repairs and no expenditures are included in this Certificate which under Accounting Requirements are not properly chargeable to fixed plant accounts.

(l) The terms used in this Certificate which are defined in the Indenture are used as defined in the Indenture.

              Summary of Certificate as to Bondable Additions No. 4

         The  undersigned  certify the  following  to be a true  summary of this
Certificate:

Start with:

1.       The balance of Bondable Additions remaining after the
         action applied for in the previous Certificate (Certificate
         No. 3).....................................................$56,452,121





Then take the new gross Property Additions as shown in item 2 below:

2.       Amount of additional Property Additions now certified,
         being the Amount of all or some Property Additions in
         the period from January 1, 1996 through July 31, 1996
         (none of which has been certified in any previous
         Certificate as to Bondable Additions)......................$ 6,407,309




Then  determine the  deductions  for  Retirements by deducting item 4 below from item 3 below to produce item 5:

3.       The aggregate amount of all Retirements....................$ 1,806,510




4.       The sum of the credits against
         Retirements................................................$         0



5.       The net amount of Retirements to be deducted...............$ 1,806,510



Then determine the net Bondable Additions now being certified by deducting item 5 from item 2 to produce item 6:

6.       Net Bondable Additions now being
         certified..................................................$ 4,600,799





Then add item 1 and item 6 to produce item 7:

7.       Total Bondable additions available for the action applied
         for........................................................$61,052,920

Deduct item 8 from item 7 to produce item 9:

8.       Bondable Additions now being used..........................$ 2,530,000



9.       Balance of Bondable Additions to remain after the
         action applied for.........................................$58,522,920

Dated September 26, 1996





                            /s/ Michael R. Cunningham
                            Michael R. Cunningham
                            Title:  Principal Accounting Officer
                                  (Accountant)



                            /s/ Evan J. Griffith, Jr.
                            Evan J. Griffith, Jr.
                            Title: Principal Financial Officer



                             /s/ Eugene N. Bjornstad
                             Eugene N. Bjornstad
                             Title: General Manager
                                   (Engineer)

                       CHUGACH ELECTRIC ASSOCIATION, INC.
           ATTACHMENT 1 TO CERTIFICATE AS TO BONDABLE ADDITIONS NO. 4
                          NET CHANGES TO ELECTRIC PLANT
                 FOR THE PERIOD JANUARY, 1996 THROUGH JULY, 1996

                                                                                        01/01/96-      01/01/96-
                                                                         BALANCE        07/31/96       07/31/96         BALANCE
       ACCOUNT                         DESCRIPTION                      01/01/96       ADDITIONS      RETIREMENTS      07/31/96
----------------------------------------------------------------------------------------------------------------------------------
PRODUCTION PLANT

   31100 626  00  2101 STM - STRC & IMPR/BELUGA./OTHR/G&A.               7,349,213              0               0       7,349,213
   31200 626  00  2101 STM - BLR PLT EQP/BELUGA./OTHR/G&A.              24,850,704              0               0      24,850,704
   31400 626  00  2101 STM - TURBOGENR../BELUGA./OTHR/G&A.              20,716,146              0               0      20,716,146
   31500 626  00  2101 STM - ACC ELEC EQ/BELUGA./OTHR/G&A.               6,932,778              0               0       6,932,778
   31600 626  00  2101 STM -MISC PWR PLT/BELUGA./OTHR/G&A.                 544,029              0               0         544,029
   33100 621  00  2101 HYD - STRC & IMPR/GENERAL/OTHR/G&A.                 690,040              0               0         690,040
   33200 621  00  2101 HYD - RESV-DM-WW./GENERAL/OTHR/G&A.               5,666,600              0               0       5,666,600
   33300 621  00  2101 HYD - WTWL-TR-GN./GENERAL/OTHR/G&A.               1,047,402              0               0       1,047,402
   33400 621  00  2101 HYD - ACC ELEC EQ/GENERAL/OTHR/G&A.                 371,914              0               0         371,914
   33500 621  00  2101 HYD - MISC PW PLT/GENERAL/OTHR/G&A.                  97,706              0               0          97,706
   33600 621  00  2101 HYD - RESV-DM-WW./GENERAL/OTHR/G&A.                 893,099              0               0         893,099
   34000 626  00  2101 OTH - LAND&RIGHTS/BELUGA./OTHR/G&A.                 422,664              0               0         422,664
   34100 622  00  2101 OTH - STRC & IMPR/INTNATL/OTHR/G&A.                 343,898              0               0         343,898
   34100 624  00  2101 OTH - STRC & IMPR/BERNLKE/OTHR/G&A.               1,778,752              0               0       1,778,752
   34100 626  00  2101 OTH - STRC & IMPR/BELUGA./OTHR/G&A.              20,837,294         24,880               0      20,862,174
   34200 622  00  2101 OTH - FL HLDR-PRS/INTNATL/OTHR/G&A.                 152,868              0               0         152,868
   34200 624  00  2101 OTH - FL HLDR-PRS/BERNLKE/OTHR/G&A.                 471,850              0               0         471,850
   34200 626  00  2101 OTH - FL HLDR-PRS/BELUGA./OTHR/G&A.               3,040,258              0               0       3,040,258
   34300 622  00  2101 OTH - PRIME MOVER/INTNATL/OTHR/G&A.               3,658,709              0         (15,745)      3,642,964
   34300 624  00  2101 OTH - PRIME MOVER/BERNLKE/OTHR/G&A.               8,862,659              0               0       8,862,659
   34300 626  00  2101 OTH - PRIME MOVER/BELUGA./OTHR/G&A.              48,479,504         40,378               0      48,519,882
   34400 622  00  2101 OTH - GENERATORS./INTNATL/OTHR/G&A.                 779,742              0               0         779,742
   34400 624  00  2101 OTH - GENERATORS./BERNLKE/OTHR/G&A.               2,643,899              0               0       2,643,899
   34400 626  00  2101 OTH - GENERATORS./BELUGA./OTHR/G&A.               8,941,743              0               0       8,941,743
   34500 622  00  2101 OTH - ACC ELEC EQ/INTNATL/OTHR/G&A.                 479,560              0               0         479,560
   34500 624  00  2101 OTH - ACC ELEC EQ/BERNLKE/OTHR/G&A.                 784,574              0               0         784,574
   34500 626  00  2101 OTH - ACC ELEC EQ/BELUGA./OTHR/G&A.               3,660,329              0               0       3,660,329
   34600 622  00  2101 OTH -MISC PWR PLT/INTNATL/OTHR/G&A.                  19,465              0               0          19,465
   34600 624  00  2101 OTH -MISC PWR PLT/BERNLKE/OTHR/G&A.                   1,539              0               0           1,539
   34600 626  00  2101 OTH -MISC PWR PLT/BELUGA./OTHR/G&A.               1,862,815              0               0       1,862,815
                                                                   ===============================================================
TOTAL PRODUCTION PLANT                                                 176,381,753         65,258         (15,745)    176,431,266
                                                                   ===============================================================

TRANSMISSION PLANT

   35000 000  00  2101 TRN - LD & LDRITS/GENERAL/OTHR/G&A.                 316,165              0               0         316,165
   35000 327  00  2101 TRN - LD & LDRITS/SUBTRANS/OTHR/G&A.                138,818              0               0         138,818
   35200 000  00  2101 TRN - STRC & IMPR/GENERAL/OTHR/G&A.                 692,856              0               0         692,856
   35200 626  00  2101 TRN - STRC & IMPR/BELUGA./OTHR/G&A.                 428,664              0               0         428,664
   35300 000  00  2101 TRN - STATION EQP/GENERAL/OTHR/G&A.              31,499,053              0               0      31,499,053
   35300 304  00  2101 TRN - STATION EQP/LDSRVMT/OTHR/G&A.                 196,977              0               0         196,977
   35300 626  00  2101 TRN - STATION EQP/BELUGA./OTHR/G&A.              38,649,029              0               0      38,649,029
   35400 000  00  2101 TRN - TWR & FXTRS/GENERAL/OTHR/G&A.               5,378,824              0               0       5,378,824
   35400 626  00  2101 TRN - TWR & FXTRS/BELUGA./OTHR/G&A.              26,890,112              0               0      26,890,112
   35500 000  00  2101 TRN - POLES & FIX/GENERAL/OTHR/G&A.               8,765,796        197,094         (33,064)      8,929,826
   35500 327  00  2101 TRN - POLES & FIX/SUBTRANS/OTHR/G&A.                 32,060              0               0          32,060
   35500 626  00  2101 TRN - POLES & FIX/BELUGA./OTHR/G&A.               1,074,661              0               0       1,074,661
   35600 000  00  2101 TRN -OH CND & DVS/GENERAL/OTHR/G&A.               6,462,546         28,151         (25,557)      6,465,140
   35600 327  00  2101 TRN -OH CND & DVS/SUBTRANS/OTHR/G&A.                 15,750              0               0          15,750
   35600 626  00  2101 TRN -OH CND & DVS/BELUGA./OTHR/G&A.               7,836,678              0               0       7,836,678
   35700 000  00  2101 TRN - UG CONDUIT./GENERAL/OTHR/G&A.                 562,221              0               0         562,221
   35700 327  00  2101 TRN - UG CONDUIT./SUBTRANS/OTHR/G&A.                834,898              0               0         834,898
   35700 626  00  2101 TRN - UG CONDUIT./BELUGA./OTHR/G&A.                       0              0               0               0
   35800 000  00  2101 TRN - UG CND & DV/GENERAL/OTHR/G&A.               3,553,187              0               0       3,553,187
   35800 327  00  2101 TRN - UG CND & DV/SUBTRANS/OTHR/G&A.              1,464,557              0               0       1,464,557
   35800 626  00  2101 TRN - UG CND & DV/BELUGA./OTHR/G&A.              54,995,692              0               0      54,995,692
   35900 626  00  2101 TRN-RDS & TRL-BLG/BELUGA./OTHR/G&A.                   4,000              0               0           4,000
                                                                   ===============================================================
TOTAL TRANSMISSION PLANT                                               189,792,544        225,245         (58,621)    189,959,168
                                                                   ===============================================================

DISTRIBUTION PLANT

   36000 000  00  2101 DIS - LD & LDRITS/GENERAL/OTHR/G&A.                 805,759              0               0         805,759
   36100 000  00  2101 DIS - STRUC & IMP/GENERAL/OTHR/G&A.               1,817,354              0               0       1,817,354
   36200 000  00  2101 DIS - STATION EQP/GENERAL/OTHR/G&A.              19,047,700              0         (52,358)     18,995,342
   36400 000  00  2101 DIS - POLES-TW&FX/GENERAL/OTHR/G&A.              14,469,986      1,092,742        (391,131)     15,171,597
   36500 000  00  2101 DIS - OH CND & DV/GENERAL/OTHR/G&A.               9,088,784        635,032        (502,523)      9,221,293
   36600 000  00  2101 DIS - UG CONDUIT./GENERAL/OTHR/G&A.               7,329,114        145,503         (26,950)      7,447,667
   36700 000  00  2101 DIS - UG CND & DV/GENERAL/OTHR/G&A.              32,133,236      2,689,559        (304,943)     34,517,852
   36800 000  00  2101 DIS - LINE TRNSFR/GENERAL/OTHR/G&A.              18,210,333        993,160        (178,967)     19,024,526
   36900 000  00  2101 DIS - SERVICES.../GENERAL/OTHR/G&A.              19,150,343        186,963         (55,371)     19,281,935
   37000 000  00  2101 DIS - METERS...../GENERAL/OTHR/G&A.               6,782,629         71,386        (126,221)      6,727,794
   37100 000  00  2101 DIS-INSTL CUS PRM/GENERAL/OTHR/G&A.                 331,356              0               0         331,356
   37300 000  00  2101 DIS-ST LTS & SIGN/GENERAL/OTHR/G&A.               8,066,755         35,634         (71,620)      8,030,769
                                                                   ===============================================================
TOTAL DISTRIBUTION PLANT                                               137,233,349      5,849,979      (1,710,084)    141,373,244
                                                                   ===============================================================

GENERAL PLANT

   38900 000  00  2101 GEN - LD & LDRITS/GENERAL/OTHR/G&A.                 122,063              0               0         122,063
   38910 000  00  2101 GEN - LD IMPROVMT/GENERAL/OTHR/G&A.                  65,097              0               0          65,097
   39000 000  00  2101 GEN - STRC & IMPR/GENERAL/OTHR/G&A.              19,175,653          7,182               0      19,182,835
   39000 310  00  2101 GEN - STRC & IMPR/LSHLDIM/OTHR/G&A.                 198,601              0               0         198,601
   39000 311  00  2101 GEN - STRC & IMPR/S&VSTRU/OTHR/G&A.                  96,438              0               0          96,438
   39100 000  00  2101 GEN-OFC FURN & EQ/GENERAL/OTHR/G&A.               1,858,569         11,418               0       1,869,987
   39100 321  00  2101 GEN-OFC FURN & EQ/DPEQUIP/OTHR/G&A.               3,830,544        204,054         (20,575)      4,014,023
   39200 000  00  2101 GEN - TRANSP EQMT/GENERAL/OTHR/G&A.               5,000,807          7,699               0       5,008,506
   39300 000  00  2101 GEN - STORES EQMT/GENERAL/OTHR/G&A.               1,198,844              0               0       1,198,844
   39400 000  00  2101 GEN -TL-SHP & GAR/GENERAL/OTHR/G&A.               1,291,955         15,688               0       1,307,643
   39500 000  00  2101 GEN - LAB EQUIPMT/GENERAL/OTHR/G&A.               2,001,258         15,678               0       2,016,936
   39600 000  00  2101 GEN - PWR OP EQMT/GENERAL/OTHR/G&A.               1,250,795          4,950            (952)      1,254,793
   39600 323  00  2101 GEN - PWR OP EQMT/GENTRAN/OTHR/G&A.                 760,633         43,790               0         804,423
   39800 000  00  2101 GEN - MISC EQUIPT/GENERAL/OTHR/G&A.               1,009,536        132,679               0       1,142,215
   39800 340  00  2101 GEN - MISC EQUIPT/BARGE../OTHR/G&A.                       0              0               0               0
                                                                   ===============================================================
TOTAL GENERAL PLANT                                                     37,860,793        443,138         (21,527)     38,282,404
                                                                   ===============================================================

COMMUNICATION PLANT

   39700 000  00  2101 GEN - COMM EQUIPT/GENERAL/OTHR/G&A.               2,732,609          6,517          (1,485)      2,737,641
   39700 330  00  2101 GEN - COMM EQUIPT/MICROWV/OTHR/G&A.               6,540,561              0               0       6,540,561
   39700 331  00  2101 GEN - COMM EQUIPT/SCADA../OTHR/G&A.               3,012,280              0               0       3,012,280
   39700 333  00  2101 GEN - COMM EQUIPT/TELESYS/OTHR/G&A.                 305,416          6,290               0         311,706
   39700 338  00  2101 GEN - COMM EQUIPT/ORSCADA/OTHR/G&A.               8,875,262              0               0       8,875,262
                                                                   ===============================================================
TOTAL COMMUNICATION PLANT                                               21,466,128         12,807          (1,485)     21,477,450
                                                                   ===============================================================
                                                                                                                  ----------------

TOTAL PLANT                                                            562,734,567      6,596,427      (1,807,462)    567,523,532
                                                                   ===============================================================

LESS EXCLUDABLE PLANT

   39200 000  00  2101 GEN - TRANSP EQMT/GENERAL/OTHR/G&A.               5,000,807          7,699               0       5,008,506
   39600 000  00  2101 GEN - PWR OP EQMT/GENERAL/OTHR/G&A.               1,250,795          4,950            (952)      1,254,793
   39600 323  00  2101 GEN - PWR OP EQMT/GENTRAN/OTHR/G&A.                 760,633         43,790               0         804,423
   39800 000  00  2101 GEN - MISC EQUIPT/GENERAL/OTHR/G&A.               1,009,536        132,679               0       1,142,215
   39800 340  00  2101 GEN - MISC EQUIPT/BARGE../OTHR/G&A.                       0              0               0               0
                                                                   ===============================================================
TOTAL EXCLUDABLE PLANT                                                   8,021,771        189,118            (952)      8,209,937
                                                                   ===============================================================


TOTAL INCLUDABLE PLANT                                                 554,712,796      6,407,309      (1,806,510)    559,313,595
                                                                   ===============================================================



                       Chugach Electric Association, Inc.

                          Available Margins Certificate


         Eugene N. Bjornstad, General Manager; Evan J. Griffith, Jr., Executive Manager, Finance and Planning (Principal Financial Officer); and Michael R. Cunningham, Controller (Principal Accounting Officer) of Chugach Electric Association, Inc. each hereby certifies that (1) the Margins for Interest for any 12 consecutive calendar months during the period of 18 calendar months immediately preceding the first day of the calendar month in which this application for authentication and delivery of Additional Bonds under Section
5.02 of the Indenture described below is made are not less than 1.20 times the Interest Charges during such 12-month period; (2) the sum of (i) Margins for Interest for any 12 consecutive calendar months during the period of 18 calendar months immediately preceding the first day of the calendar month in which this Application for authentication and delivery of additional Bonds under Section
5.02 is made and (ii) Incremental Interest with respect to such 12-month period, is not less than 1.20 times the sum of Interest Charges during such 12-month period plus Incremental Interest with respect to such 12-month period; and (3) the Margins for Interest have been calculated in accordance with the definition contained in Section 1.01 of that Indenture of Trust dated September 15, 1991 (as heretofore amended by the First, Second, Third, Fourth, Fifth and Sixth Supplemental Indentures, thereto dated March 17, 1993, May 19, 1994, June 29, 1994 and March 1, 1995, September 6, 1995 and April 3, 1996 respectively (the "Indenture") and such calculations are set forth in the Attachment 1 hereto.

         Capitalized terms used herein shall have the meanings assigned to them in the Indenture.

         IN WITNESS WHEREOF, we have hereunto signed our names.

         Dated:  September 26, 1996


/s/ Eugene N. Bjornstad                            /s/ Michael R. Cunningham
Eugene N. Bjornstad                                Michael R. Cunningham
Title:  General Manager                            Title:  Controller
                                                   Principal Accounting Officer

/s/ Evan J. Griffith, Jr.
Evan J. Griffith, Jr.
Title:  Executive Manager,
         Finance and Planning
         Principal Financial Officer                            Page 1 of 1


                 Attachment 1 to Available Margins Certificate

                                Long-Term        Short-Term          Total      Margins For Interest    12 Month
 Month Ending     Margins   Interest Expense Interest Expense Interest Expense      By Interest         MFI/I
December, 1994    875,537       2,152,924          47,201          2,200,125           1.3979

January, 1995     2,753,024     2,154,951          43,380          2,198,331           2.2523

February, 1995    2,081,124     2,170,265          20,364          2,190,629           1.9500

March, 1995       1,658,056     2,137,301          60,369          2,197,670           1.7545

April, 1995        969,717      2,124,949          99,714          2,224,663           1.4359

May, 1995          608,466      2,119,671          91,275          2,210,946           1.2752

June, 1995        (709,557)     2,124,722          69,735          2,194,457           0.6767

July, 1995        (432,272)     2,119,441          58,490          2,177,931           0.8015

August, 1995      (343,437)     2,121,479          54,489          2,175,968           0.8422

September, 1995   (106,783)     2,188,637          22,082          2,210,719           0.9517

October, 1995      629,101      2,185,136          32,438          2,217,574           1.2837

November, 1995    1,003,392     2,188,054          26,301          2,214,355           1.4531            1.3402

December, 1995     895,363      1,925,118          33,736          1,958,854           1.4571            1.3441

January, 1996     2,068,780     2,230,499          42,036          2,272,535           1.9103            1.3171

February, 1996     968,678      1,930,124          19,475          1,949,599           1.4969            1.2772

March, 1996        589,008       693,932          124,422           818,354            1.7197            1.2493

April, 1996       2,062,121     3,602,249         171,516          3,773,765           1.5464            1.2763

May, 1996         (129,442)     2,141,672          66,000          2,207,672           0.9414            1.2482

June, 1996        (236,002)     2,088,291          77,386          2,165,677           0.8910            1.2666

                                   Page 1 of 2

                 Attachment 1 to Available Margins Certificate

                                                                   Less: Int @    Plus:Int @
                                                                 9.14%on $20.000   6.25% on         Adj                  Adjusted
                                Long-Term  Short-Term    Total    Million O/S      $22.000M      Total Int  Adjusted     12 Month
  Month Ending     Margins       Int Exp     Int Exp    Int Exp  1ST Mort Bonds   CoBank Bond     Expense     MFI/I       MFI/I
  ------------     -------     ----------   ---------  --------  --------------- --------------   -------   ---------     -----
December, 1994     875,537      2,152,924    47,201    2,200,125   152,333       114,583         2,162,375    1.4049

January, 1995     2,753,024     2,154,951    43,380    2,198,331   152,333       114,583         2,160,581    2.2742

February, 1995    2,081,124     2,170,265    20,364    2,190,629   152,333       114,583         2,152,879    1.9667

March, 1995       1,658,056     2,137,301    60,369    2,197,670   152,333       114,583         2,159,920    1.7676

April, 1995        969,717      2,124,949    99,714    2,224,663   152,333       114,583         2,186,913    1.4434

May, 1995          608,466      2,119,671    91,275    2,210,946   152,333       114,583         2,173,196    1.2800

June, 1995        (709,557)     2,124,722    69,735    2,194,457   152,333       114,583         2,156,707    0.6710

July, 1995        (432,272)     2,119,441    58,490    2,177,931   152,333       114,583         2,140,181    0.7980

August, 1995      (343,437)     2,121,479    54,489    2,175,968   152,333       114,583         2,138,218    0.8394

September, 1995   (106,783)     2,188,637    22,082    2,210,719   152,333       114,583         2,172,969    0.9509

October, 1995      629,101      2,185,136    32,438    2,217,574   152,333       114,583         2,179,824    1.2886

November, 1995    1,003,392     2,188,054    26,301    2,214,355   152,333       114,583         2,176,605    1.4610      1.3462

December, 1995     895,363      1,925,118    33,736    1,958,854   152,333       114,583         1,921,104    1.4661      1.3502

January, 1996     2,068,780     2,230,499    42,036    2,272,535   152,333       114,583         2,234,785    1.9257      1.3226

February, 1996     968,678      1,930,124    19,475    1,949,599   152,333       114,583         1,911,849    1.5067      1.2821

March, 1996        589,008       693,932    124,422     818,354    152,333       114,583          780,604     1.7546      1.2540

April, 1996       2,062,121     3,602,249   171,516    3,773,765   152,333       114,583         3,736,015    1.5520      1.2812

May, 1996         (129,442)     2,141,672    66,000    2,207,672   152,333       114,583         2,169,922    0.9403      1.2525

June, 1996        (236,002)     2,088,291    77,386    2,165,677   152,333       114,583         2,127,927    0.8891      1.2713
                                  Page 2 of 2

                       Chugach Electric Association, Inc.

                              Officers' Certificate


     Eugene N. Bjornstad, General Manager, and Evan J. Griffith, Jr., Executive Manager, Finance and Planning of Chugach Electric Association, Inc. ("Chugach") each hereby certifies that: 1) he has read the conditions and covenants and definitions related thereto in the Indenture of Trust dated as of September 15, 1991 (as heretofore amended, the "Trust Indenture"); 2) the below opinions are based on the above review and on his knowledge of Chugach in the above capacity;
3) he has, in his opinion, made such examination or investigation as is necessary to enable him to express an informed opinion as to the opinions expressed below; and 4) in accordance with Sections 5.01 B and 5.03 C of the Trust Indenture:
         (i)      No Event of Default exists;

         (ii) None of the Trust Estate is subject to any Prior Lien other than Prior Liens permitted by Section 14.06 of the Trust Indenture;

         (iii) In his opinion, all conditions precedent provided for in the Trust Indenture relating to the authentication and delivery of the First Mortgage Bond, CoBank Series No. CoBank-4 ("CoBank-4 Bond") in the principal amount of $23,500,000.00, have been complied with;

         (iv) Pursuant to the Trust Indenture Section 5.03 B., in lieu of delivering Bonds to the Trustee, Chugach has conveyed evidence by facsimiles dated August 19, 1996 and September 9, 1996 of repurchase of Bonds heretofore authenticated and delivered under this Indenture in an aggregate principal amount equal to $21,200,000 ("Repurchased Bonds") and has demonstrated thereby that these Repurchased Bonds have ceased to be outstanding.

         (v) The Repurchased Bonds being made the basis, in part, for the authentication and delivery of the CoBank-4 Bond do not include:

                  (a) any Bonds which shall have heretofore been made, or are currently being otherwise made, the basis for the authentication and delivery of bonds or the withdrawal or application of Deposited Cash or Trust Moneys; or

                  (b) any Bonds (1) whose payment, redemption or other retirement, or provision therefor, has been effected through the operation of any sinking, amortization, improvement or other analogous fund and (ii) whose use under Article Five of the Trust Indenture is precluded by any provision of the Trust Indenture; or

                  (c) any Bond which has been surrendered upon any exchange or transfer or any Bond in lieu of which another Bond has been authenticated and delivered under Section 3.08 of the Trust Indenture; or

                  (d) any Bond which,  in accordance  with the last paragraph of
                  Section 5.01 of the Trust Indenture is treated as though it had never been Outstanding;

         (vi) at no time after the authentication and delivery of any of the Repurchased Bonds being made the basis for the authentication and delivery of CoBank-4 Bond, has there been filed with the Trustee an Available Margins Certificate in which the annual interest charges on such Repurchased Bonds were not included;

         (vii) the CoBank-4 Bond does not bear interest at a rate greater than any of the Repurchased Bonds which are being made the basis for the authentication and delivery of CoBank-4 Bond.


Capitalized terms not otherwise defined in this Certificate have the meanings assigned to them in the Trust Indenture.


         IN WITNESS WHEREOF, we have hereunto signed our names.



Dated:  September 26, 1996



                                                    /s/ Eugene N. Bjornstad
                                                        Eugene N. Bjornstad
                                                      Title:  General Manager


                                                    /s/ Evan J. Griffith, Jr.
                                                        Evan J. Griffith, Jr.
                                                    Title:  Executive Manager
                                                         Finance and Planning
                                                    Principal Financial Officer